UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2023

REZOLUTE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39683	27-3440894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Shoreline Drive, Suite 500, Redwood City, CA 94065

(Address of Principal Executive Offices, and Zip Code)

650-206-4507

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RZLT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement Amendments

On January 8, 2023, upon recommendation from the compensation committee of Rezolute, Inc. (the “Company”), the full board (with Mr. Nevan Elam abstaining) approved certain amendments to the employment agreements (collectively, the “Amendments” and individually, the “Amendment”) of Messrs. Elam and Roberts, the Company’s chief executive officer and chief medical officer, respectively.

Amendments to Mr. Elam’s Employment Agreement

Pursuant to the Amendment to Mr. Elam’s employment agreement, if Mr. Elam is terminated outside of a change in control event and without cause, all of his equity in the Company that is subject to vesting conditions will have accelerated vesting for eighteen (18) months and will also have an exercise period of twelve (12) months following the occurrence of the termination event. This is a change from his previously amended employment agreement where if Mr. Elam was terminated outside of a change in control event and without cause, all of his equity in the Company that was subject to vesting conditions would have accelerated vesting for twelve (12) months and would also have an exercise period of ninety (90) days following the occurrence of the termination event.

In addition, the amendments set forth above, the Amendment to Mr. Elam’s employment agreement included a new provision where if Mr. Elam is terminated related to a change of control event, all of his equity in the Company that is subject to vesting conditions will have accelerated vesting with an exercise period of twelve (12) months following the termination event.

Amendments to Mr. Roberts’ Employment Agreement

Pursuant to the Amendment to Mr. Roberts’ employment agreement, if Mr. Roberts is terminated outside of a change of control event and without cause, all of his equity in the Company that is subject to vesting conditions will have accelerated vesting for twelve (12) months and will also have an exercise period of six (6) months following the occurrence of the termination event. In addition, upon the occurrence of a termination event other than a change of control and without cause, Mr. Roberts will be entitled to, (i) a severance payment equal to twelve (12) months of salary, (ii) a pro-rata bonus payment equal to the pro-rata bonus amount earned as of the date of the termination event and (iii) twelve (12) months of COBRA.

In addition to the amendments set forth above, the Amendment to Mr. Roberts’ employment agreement includes a new provision where if Mr. Roberts is terminated related to a change of control event, all of his equity in the Company that is subject to vesting conditions will have accelerated vesting with an exercise period of six (6) months following the occurrence of the termination event. In addition, upon the occurrence of a termination event related to a change of control, Mr. Roberts will be entitled to, (i) a severance payment equal to eighteen (18) months of salary, (ii) a pro-rata bonus payment equal to the pro-rata bonus amount earned as of the date of the termination event and (iii) eighteen (18) months of COBRA.

The foregoing description is a summary of the material terms of the Amendments. The Company will file the Amendments to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

DATE: January 13, 2023	By:	/s/ Nevan Charles Elam
Nevan Charles Elam Chief Executive Officer